EXHIBIT 10.1

RETENTION AGREEMENT

     This RETENTION AGREEMENT (“Agreement”) is entered into by and between Roadhouse Grill, Inc., a Florida corporation (“RGI”) and Michael C. Brant (“Employee”) as of the 29th day of March, 2005 (“Effective Date”).

     WHEREAS, Employee is currently employed in Pompano Beach, Florida as the Executive Vice President and Chief Financial Officer of RGI; and

     WHEREAS, RGI’s Board of Directors wants to insure that Employee continues to be available to RGI in the future.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Retention Period. Employee agrees that he will continue in the employ of RGI until at least September 30, 2005, or such earlier date as is mutually agreed to between Employee and RGI (“Target Separation Date”). During such time, Employee will continue to perform the duties of his current position, in the same location that he currently provides such services. Employee will, if requested, also assist in the training of such person as may be identified as his successor.

     2. Retention Bonus. For entering into this Agreement, and for agreeing to continue as an employee of RGI, Employee shall be paid a retention bonus in the amount of $218,158 (the “Retention Bonus”), which is equal to one year of Employee’s current base compensation. The Retention Bonus shall be paid as follows:

a.	$18,179.83 shall be paid to Employee on the Effective Date of this Agreement; plus

b.	Commencing on April 30, 2005, and each month thereafter on the last day of each month, RGI shall make a monthly payment to Employee in the amount of $18,179.83; plus

c.	any remaining amount of the Retention Bonus still due on the Target Separation Date (or on such earlier date if Employee is terminated prior to the Target Separation Date) shall be paid to Employee on the Target Separation Date (or on the termination date if Employee is terminated prior to the Target Separation Date), whether or not Employee agrees to continue as an employee of RGI after that date. If Employee voluntarily terminates his employment with RGI before the Target Separation Date, no further payments shall be due hereunder (but no payments previously made need be returned to RGI); provided, however, that if Employee voluntarily terminates his employment with RGI for “good reason,” then the remaining amount of the Retention Bonus still due on the date that Employee terminates his employment with

RGI for “good reason” shall be paid to Employee on the date which is three business days after the date that Employee notifies RGI of his intent to terminate his employment with RGI for “good reason.” For purposes of this Agreement, “good reason” shall mean a significant demotion or material change in Employee’s duties and responsibilities, including the place of business at which such duties and responsibilities are currently performed, from Employee’s current duties and responsibilities; or (ii) a reduction in Employee’s base salary or total compensation, or (iii) a requirement that changes the principal place where Employee is obligated to provide employment services to a place of business that is more than 10 miles from the RGI’s current principal place of business.

d.	Amounts payable hereunder shall be in addition to Employee’s normal compensation for continuing to serve as an Employee of RGI between the Effective Date and the Target Separation Date.

     3. Employee Benefits. Until September 30, 2006, Employee shall continue to participate in RGI’s employee benefits plans, including, but not limited to RGI’s health insurance plans, in the same manner as the Employee (including all employer contributions) is currently participating in such plans, provided that Employee satisfies any eligibility requirements for such plans. Notwithstanding, this provision shall terminate at such time as Employee becomes covered by a comparable health benefit plan by a subsequent employer and provided further that if Employee’s continued participation in any health benefit plan of RGI is prohibited, RGI will arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled to receive under such plan for such period on a basis which provides Employee with no additional after tax cost.

     4. Stock Options. All RGI stock option grants, restricted stock grants or other equity grants held by Employee at the date of termination will immediately vest and such securities, to the extent they are options to purchase equity of RGI, will remain exercisable for the lesser of the unexpired term of the option without regard to the termination of Employee’s employment or two (2) years from the date of termination of employment.

     5. Unused vacation. Employee shall be entitled to payment for all unused vacation time upon the termination of Employee’s employment with RGI earned through the date of termination. The amount of the payment shall be based on Employee’s then-current salary and shall be included in Employee’s final payroll payment.

     6. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Employee, notices shall be delivered to him at the home address which he has most recently communicated to RGI in writing. In the case of RGI, notices shall be delivered to RGI’s corporate headquarters, and all notices shall be directed to the attention of RGI’s Chief Executive Officer.

     7. No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement upon his termination of employment (whether by seeking new employment or in any other manner), nor shall any such payment or benefit be reduced by any earnings or benefits that Employee may receive from any other source.

     8. Modification and Waiver. This Agreement shall not be canceled, rescinded or revoked, nor may any provision of this Agreement be modified, waived or discharged unless the cancellation, rescission, revocation, modification, waiver or discharge is agreed to in writing and signed by Employee and by the President or Chairman of the Board of RGI. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     9. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

     10. Headings. The headings of paragraphs and sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

     11. Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

     12. Withholding. All payments made to the Employee shall be made net of any applicable withholding for income taxes and the Employee’s share of FICA, FUTA or other taxes. RGI shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

     13. Litigation; Venue. Any action at law or in equity under this Agreement shall be brought in the courts of Broward County, Florida, and in no other court (whether or not jurisdiction can be established in another court). Each party hereto waives the right to argue that venue is not appropriate in the courts of Broward County, Florida.

     14. Expenses. RGI shall reimburse the Employee for all costs and expenses, including legal fees, that Employee incurs in connection with the enforcement of his rights under this Agreement.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

ROADHOUSE GRILL, INC. a Florida corporation
By:	/s/ Ayman Sabi
Ayman Sabi, President and CEO

EMPLOYEE
/s/ Michael C. Brant
Michael C. Brant

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